Exhibit 99.1

Media and Investor Relations:

Cindy Ta

Juniper Networks

408-936-6131

cta@juniper.net

Juniper Networks Adds Two New Experienced Independent Directors to Board

Company Reaffirms Commitment to Execution, Delivering Profitable Growth and Long-Term Shareholder Value

SUNNYVALE, Calif., Feb. 24, 2015 – Juniper Networks, Inc. (NYSE: JNPR), the industry leader in network innovation, today announced that it has appointed two new experienced independent directors, Jim Dolce and Rahul Merchant, to its board of directors, effective March 1, 2015.

Mr. Dolce currently serves as chief executive officer of Lookout, a mobile security company, and has founded four successful technology companies. With deep networking industry expertise – including serving as executive vice president of worldwide field operations at Juniper Networks from 2000-2006 – Mr. Dolce currently serves on the board of Infinera Corporation.

Mr. Merchant currently runs his own advisory firm and has served as chief information officer at a variety of enterprises in the public and private sectors and brings 30 years of experience in management, operations and information technology. Mr. Merchant currently serves on the boards of Emulex Corp. and Fair Isaac Co.

Juniper’s board of directors regularly evaluates its composition to ensure the directors’ skills, experience and perspectives are best suited to address the requirements of Juniper’s operating environment. Mr. Dolce and Mr. Merchant were identified through a search process initiated last year by the board’s Nominating and Corporate Governance Committee, which included an evaluation of candidates recommended by Elliott Management, Juniper’s largest shareholder. Both Mr. Dolce and Mr. Merchant will be among the Company’s nominees for election at its 2015 Annual Meeting of Stockholders.

Scott Kriens, chairman of the board at Juniper Networks, said, “On behalf of the entire board of directors, I would like to welcome Jim and Rahul. They are both highly accomplished individuals whose depth of experience and industry knowledge will be extremely valuable to Juniper.”

Rami Rahim, chief executive officer at Juniper Networks, said, “Juniper has been successfully executing on our strategic plan in 2014 and we entered 2015 with good momentum as well as a compelling product roadmap that positions the Company for continued growth. I look forward to working with Jim, Rahul and the rest of the board as we continue to make progress toward driving profitable revenue growth while enhancing value for all shareholders. We remain committed to execution and operational excellence and enabling real competitive advantage for our customers in the fastest-growing market segments.”

Juniper also announced today a new agreement with Elliott Management, whereby Elliott has agreed to support Juniper’s director nominees at its upcoming Annual Meeting of Stockholders.

Jesse Cohn, head of U.S. equity activism at Elliott Management, stated, “Juniper has a clear, well-defined strategy against which it has made impressive progress over the past year. We’re pleased with the board’s decision to appoint Jim and Rahul, who will assist Juniper in continuing that progress. With a solid revenue plan, a leaner cost base and a reduced share count, we believe Juniper is well positioned to deliver outsized returns to its shareholders.”

About Jim Dolce

Jim Dolce is the chief executive officer and a director at Lookout, Inc., a mobile security company, since March 2014. Mr. Dolce has been the founder of four successful technology companies and has held senior executive positions at both Juniper Networks, Inc. and Akamai Technologies, Inc. Prior to joining Lookout, Mr. Dolce was the vice president of carrier market development at Akamai and prior to that, he was the founder and chief executive officer at Verivue, Inc., which was acquired by Akamai. Prior to Verivue, Mr. Dolce served as executive vice president of worldwide field operations at Juniper Networks from July 2002 to April 2006, where he led Juniper’s global sales, marketing and customer service efforts. Mr. Dolce joined Juniper through its acquisition of Unisphere Networks, Inc., where he served as chief executive officer from April 1999 to July 2002. Mr. Dolce also serves on the board of directors of Infinera Corporation, and is a Trustee of several nonprofit organizations. Mr. Dolce holds a bachelor’s degree in computer engineering from the University of Rhode Island.

About Rahul Merchant

Rahul Merchant is a seasoned executive with a demonstrated track record as a transformation leader. He runs his own advisory firm since 2014. He was the chief information and innovation officer for the City of New York from March 2012 to February 2014. Previously, he served as executive vice president, chief information officer and member of the Executive Committee at Fannie Mae, where he led the technology and operations groups. Mr. Merchant also served as senior vice president and chief information officer at Merrill Lynch & Co. He has extensive computer industry and public board experience as a current director of Emulex Corp. (ELX), Fair Isaac Corporation (FICO) and privately held AASKI Technology. He is a former director of Sierra Atlantic, Level 3 Communications, Inc. and Sun Microsystems. Mr. Merchant earned a bachelor’s degree in electrical engineering from Bombay University, a master’s in computer science from Memphis State University and an MBA from Temple University.

About Juniper Networks

Juniper Networks (NYSE: JNPR) delivers innovation across routing, switching and security. From the network core down to consumer devices, Juniper Networks’ innovations in software, silicon and systems transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks and Junos, are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks logo and the Junos logo are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Statements in this press release concerning Juniper Networks’ prospects, future products and prospective benefits to customers are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including delays in scheduled product availability, the company’s failure to accurately predict emerging technological trends, and other factors listed in Juniper Networks’ most recent report on Form 10-K filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date of this press release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.